Exhibit 99.1

                         [BANDAG OR MICHELIN LETTERHEAD]



Dear _______________:

     Bandag and Michelin recently settled all litigation between our companies. Each company believes that its conduct was lawful. From and after the date of this Settlement Agreement until the May 21, 2014, the following shall apply with respect to Michelin's and Bandag's United States truck and bus tire retread franchisees:

          (1) Neither Bandag nor Michelin will enforce post-term non-compete obligations in any existing retreading franchise agreement, and neither company will use post-term non-competes in future agreements entered into after the date of the Settlement Agreement.

          (2) Bandag and Michelin will permit (but not require) multiple-location franchisees whose franchise agreements have different expiration dates to choose at any time whether to unify the expiration dates in their franchise agreements, and to convert to a competitive process at the expiration of the agreements if the franchisee wishes. Specifically, such franchisees will have the right to have all their franchise agreements commonly expire as of the date on which any of their franchise agreements are currently set to expire or a date three years from the date of this Settlement Agreement.

          (3) In addition to the provisions set forth in paragraph 2 hereof and in their existing contracts, all Bandag and Michelin franchisees with single or multiple locations also shall be permitted to terminate their existing franchise agreements upon three months notice at any time after three years from the date of this Settlement Agreement. All future franchise agreements entered into by Bandag or Michelin after the date of this Settlement Agreement shall include a provision giving the franchisee the right to terminate after three years at any time upon three months notice. When a franchise agreement expires or is terminated, the franchisee may adopt a competitive retreading process at that location, or at all of its franchise locations if a franchisor chooses to apply its exclusivity policy. In either case, the franchisor will allow a reasonable transition period of not less than 90 days and not more than 180 days.

          (4) Under both current and future franchise agreements, Bandag and Michelin franchisees shall be permitted to perform certain services on competitive retread products for national fleet accounts (that is, accounts for whom the terms and conditions of supply agreements are negotiated between the competitive retread manufacturer and/or new tire manufacturer and the end user) at fleet accounts' terminals, shared fleet terminals, truck stops, trucking service centers and/or similar types of trucking servicing locations (delivered to those locations by the competitive retread manufacturer, the competitive retread manufacturer's franchisees or its agents). Such services include mounting and dismounting products, removal/installation of tire wheel assemblies, balancing, air pressure maintenance, rotation, and fleet inspections. Fleet terminals or other sites as referenced above may not be created to undermine the intent of this agreement.

          (5) Under both current and future franchise agreements, Bandag and Michelin franchisees will be permitted to perform certain services on competitive retread products for national fleet accounts at or outside their franchise location, specifically: repairs that do not require the tire to go through the retread process, emergency road service, wheel refurbishing/inspection, and vehicle alignment.

          (6) The services provided under paragraphs 4 and 5 may be billed to the fleet directly by the dealer or through any of the competitive retread manufacturers then current national accounts programs.

     These provisions are not intended to, and will not be interpreted to, otherwise eliminate or modify the terms of any franchise agreement, including the conflict of interest, in-term non-compete or best efforts provisions; provided, however, that no provisions of any franchise agreement or related agreement will be interpreted or applied in a manner inconsistent with the terms of the Settlement Agreement, and will not be interpreted or applied to interfere with the providing of the services set forth in paragraphs 4 and 5.

     Michelin is sending an identical letter to its franchisees.

     We appreciate your business and look forward to a long and continued prosperous relationship with you.



                                       2